UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 12, 2013

Point.360
(Exact name of registrant as specified in its charter)

California	001-33468	01-0893376
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2701 Media Center Drive Los Angeles, CA		90065
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(818) 565-1400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.

On November 12, 2013, J.R. DeLang was appointed to Point.360’s Board of Directors. Mr. DeLang has more than 20 years of production and post production video management experience. Mr. DeLang served as Twentieth Century Fox’s Executive Vice President of Studio and Post Production Operations. In addition to managing day-to-day operations on the studio’s Los Angeles and Sydney lots, he was responsible for the delivery of all Fox TV and feature film assets worldwide. Mr. DeLang also oversaw the design, building and implementation of Fox Media Services in-house digital vault and delivery system. Prior to Fox, Mr. DeLang was Chief Operations Officer for The Todd-AO Corporation, an independent TV and film post production company. Mr. DeLang is also a board member of T3Media, Inc., a Denver-based provider of cloud-based video management and stock footage licensing services.

Mr. DeLang, an independent director as defined by the standards of the Nasdaq Capital Market and Securities and Exchange Commission, will serve as a member of Point.360’s audit and compensation committees.

As a Board member and pursuant to Point.360’s director compensation program, Mr. DeLang will be paid cash fees of $3,750 per quarter, $1,000 for each meeting attended in person, $500 for each meeting attended telephonically, and $500 for each committee meeting not held in conjunction with a Board meeting. Mr. DeLang received an option to purchase 15,000 shares of Common Stock upon his initial election to the Board at an exercise price equal to the fair market value on that date, which option vests in 50% increments over the two-year period following the date of grant. Mr DeLang will also receive an annual fully vested stock option grant to purchase 7,500 shares at an exercise price equal to the fair market value on the date of any annual meeting at which he is reelected to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Point.360

November 12, 2013	By:	/s/ Alan R. Steel
Name: Alan R. Steel
Title: Executive Vice President
Finance and Administration
Chief Financial Officer